UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2019

GENIUS BRANDS INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-54389	20-4118216
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8383 Wilshire Blvd., Suite 412

Beverly Hills, CA 90211

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (310) 499-2402

(Former Address: 301 N. Canon Drive, Suite 305, Beverly Hills, CA 90210)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Resignation of Director

On March 1, 2019, Amy M. Heyward resigned as a director of Genius Brands International, Inc. (the “Company”), effective as of that date. Ms. Heyward’s resignation was not as a result of any disagreement with the Company on any matters related to the Company’s operations, policies or practices.

Appointment of Director

Effective as of March 7, 2019, Michael Klein was appointed by the board of directors of the Company as a director of the Company. There are no arrangements or understandings between Mr. Klein and any other persons pursuant to which he was selected as a director and there are no family relationships between Mr. Klein and any director or executive officer of the Company.

Mr. Klein is an accomplished executive, entrepreneur, and financier with substantial experience in media and entertainment, investment banking, professional sports, venture capital funding, and real estate. Prior to starting Camden Capital Management, LLC (CCM), Mr. Klein, since 1996, has led Klein Investment Group after assuming 100% ownership of (and renaming) Iacocca Capital Partners, L.P., where he was Managing Partner from 1994 to 1996. From 1984 to 1993, Mr. Klein was a managing director at Bear Stearns & Company, where he founded and co-directed the Media-Entertainment Group, and Gruntal & Company, where he was Senior Managing Director and a member of the Executive Committee. From 1974 to 1982, Mr. Klein supplied prime time and mini-series content to the major television networks through his company, Michael Klein Productions. Also, during that time, he was an owner and a senior executive officer of the San Diego Chargers, an NFL Football franchise. Mr. Klein has significant experience in the area of corporate financings. He has executed and participated in financing deals, both public and private, ranging from $5 million to over $2 billion. His real estate ventures in Southern California include a 600 acre development in North San Diego, which he sold in various stages. He also has led several real estate ventures in Southern California including the Water Gardens phase two in Santa Monica. Outside of his day-to-day professional duties, Mr. Klein serves on the Board of Governors of Cedar Sinai Medical Center in Los Angeles and is Chairman of the Board of St. John’s Hospital/Friends of Malibu Urgent Care Clinic along with charitable relationships. Mr. Klein earned his Bachelor of Arts from Harvard University in 1969 after which he immediately began his career on Wall Street with a medium size Investment Banking/ Broker-Dealer, Wygod, Weiss & Florin.

Mr. Klein is the holder of an aggregate principal amount of $100,000 of the Company’s outstanding 10% Secured Convertible Notes due August 20, 2019 and warrants to purchase up to an aggregate of 40,000 shares of our common stock, each of which were issued pursuant to a Securities Purchase Agreement, dated August 17, 2018, by and among the Company and Mr. Klein and the other purchasers identified on the signature pages thereto. In addition, Mr. Klein holds additional warrants to purchase up to an aggregate of 40,000 shares of our common stock, issued pursuant to an Amendment, Waiver and Consent Agreement, dated February 14, 2019, by and among the Company and Mr. Klein and the other signatories identified therein. He has no other direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

As a non-employee director, Mr. Klein is entitled to receive cash compensation in accordance with the arrangements in effect for non-employee directors of the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENIUS BRANDS INTERNATIONAL, INC.

Dated: March 7, 2019	By:	/s/ Andy Heyward
Name: Andy Heyward
Title: Chief Executive Officer

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